DATED

THE NUMBER UK LIMITED

-and-

Mark Horgan

SERVICE AGREEMENT

THIS AGREEMENT is made the 27th day of May 2005.

BETWEEN:

(1)

The Number UK Limited, a company incorporated under the laws of England and Wales with registered number 4352737 whose registered office is at Sterling House, Malthouse Avenue, Cardiff Gate Business Park, Cardiff CF23 8XD (the “Company”); and

(2)	Mark Horgan whose resident is at Fern Hurst, Lee Lane, Pinkneys Green, Maidenhead, Berkshire SL6 6NU, United Kingdom (the “Executive”).

WHEREAS

(B)

The Company and the Executive have agreed that the Executive will be employed by the Company and the Executive will serve the Company as Chief Executive Officer on the following terms and subject to the following conditions (the “Agreement”).

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION
1.1	In this Agreement and the Schedules the following expressions shall, unless otherwise expressly stated, have the following respective meanings:

“1996 Act”	means the Employment Rights Act 1996, as amended;
“Board”	means the board of directors of the Company;
“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business in London;
“Client”

means any person, firm or company to whom the Company or any of its Group Companies has provided goods or services and with whom or which the Executive had material dealings or control during his employment with the Company.

“Prospective Client”

means any person, firm or company with whom or which the Company or any of its Group Companies has had any material discussions or negotiations regarding the possible supply of goods or services by the Company or any Group Company and with whom or which the Executive had material dealings or control during his employment with the Company.

“Commencement Date”	Means 01 September 2005;
“Company Employee”

means any person employed by the Company or any Group Company on the Relevant Date with whom the Employee worked or had dealings to a material extent during any part of the 6 months immediately preceding the Relevant Date;

“Employment”	means the employment of the Executive under this Agreement;
“Group”

means the Company, any holding company or companies for the time being of the Company and any subsidiary or subsidiaries for the time being of the Company or of any such holding company or companies and the expressions “Group Company” and “Group Companies” shall be construed accordingly. “Holding company” and “subsidiary” have the meanings assigned to them respectively by section 736 of the Companies Act 1985 as amended by the Companies Act 1989;

“Incapacity”	means a serious mental or physical sickness or injury which would prevent a reasonable person from working;
“Invention”

means any invention, improvement, idea, secret, modification, process, formula, know-how, design, model, prototype, sketch, drawing, plan or other work or material or technical information of any nature, discovered, created or developed by the Executive during the term of this Agreement;

“Relevant Date”	means the earlier to occur of (i) the date on which the Employment terminates, and (ii) the date on which the Executive ceases to work for the Company or carry out his normal duties;
1.2	In this Agreement:
1.2.1	references to persons include a firm, body corporate, organization, incorporated association of persons, or other entity and references to a company include any body corporate;

1.2.2	references to a statutory provision shall be deemed to refer to such statute as amended or re-enacted;
1.2.3	headings are included for ease of reference only and shall not affect the interpretation of this Agreement;
1.2.4	no modification, variation or amendment to this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of the parties.
2.	COMMENCEMENT
2.1

The Executive’s period of continuous employment begins on September 1, 2005. If at any time prior to September 1, 2005 it is believed on information provided that the Executive will not or cannot start employment with the Company in a timely manner then the Company may terminate this Agreement without notice or penalty. Also, if the Executive does not start continuous employment by September 1, 2005 then the Company may terminate this Agreement without notice or penalty. Subject to Clause 13, the Employment will continue unless and until terminated by the Company giving the Executive or the Executive giving the Company not less than six (6) months’ prior written notice.

3.	CAPACITY
3.1	The Executive shall be employed as Chief Executive Officer of the Company.
3.2

The Executive’s duties shall be as determined by the Board from time to time and shall include those duties specified in Schedule 1 to this Agreement. The Executive accepts that the Company may, from time to time, at its discretion, require the Executive to perform other or additional duties or tasks consistent with his normal duties and the Executive agrees to perform those duties or undertake those tasks,

3.3

The Executive shall perform his duties at the Company’s offices in Cardiff, Wales, and/or such other place of business within the UK as the Company reasonably requires. The Executive may also be required to travel within the UK and abroad during the course of the Employment for the proper performance of his duties.

3.4

The Executive warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with, or of any other obligation to, any third party binding upon him.

4.	DUTIES
4.1

The Executive shall carry out his duties in a proper, loyal and efficient manner and use his best endeavours to promote the interests and reputation of the Company, and shall do nothing which could be construed as harmful to the Company.

4.2

The Executive shall observe and comply with all applicable laws and all policies, guidelines and procedures adopted by the Company or any Group Company with respect to the conduct and operation of the Company or any Group Company.

4.3

The Executive shall not without the prior written consent of the Company engage or be concerned or interested (directly or indirectly) in any other business, trade, profession or occupation during the Employment.

5.	HOURS
5.1

The Executive shall devote such time to his work as is necessary for the proper performance of his duties under this Agreement, and shall work no less than 40 hours a week, Monday through Friday. The Executive shall devote his full time and attention to carrying out his duties under this Agreement and the Executive shall not, whether directly or indirectly, undertake any other duties, of whatever kind, during the Employment.

5.2	The Executive hereby acknowledges and agrees that, by virtue of his position and responsibilities as a managing executive, he is exempt from the provisions of the Working Time Regulations 1998.
6.	REMUNERATION
6.1

The Company shall pay to the Executive during the continuance of the Employment a basic salary at the rate of £285,000 per annum, less all appropriate deductions for tax and national insurance (the “Salary”).

6.2

The Salary shall accrue from day to day and shall be payable by equal monthly instalments in arrears on or about the 28th working day of each month directly into the bank account specified by the Executive from time to time, payment in respect of a period of less than a month being apportioned in proportion to the number of days of the Employment in that month. The Salary shall be inclusive of any other fees or remuneration payable to the Executive by reason of his holding of any office in the Company and any Group Company.

6.3	The Salary shall be reviewed by the Company annually on or about the anniversary of the date of this Agreement.
6.4

The Company shall pay to the Executive during the continuance of the Employment a car allowance at the rate of £14,400 per annum, payable in gross monthly instalments of £1,200 (less all appropriate deductions for tax and national insurance).

6.5

The Company shall be entitled pursuant to the 1996 Act, at any time during the Employment and upon its termination (however arising), to deduct from the Salary and/or any other sums due to the Executive under this Agreement any sums owed by the Executive to the Company.

6.6

The Executive may be entitled to participate in a discretionary bonus scheme (the “Scheme”). Award of any bonus under the Scheme will be entirely at the discretion of the Company but in exercise of such discretion the Company may take into account, among other things, the Company’s achievement of revenue and profit targets, and the Executive’s performance. The Executive’s annual target bonus award value under the Scheme will be up to 50% of the Executive’s annual salary (less all appropriate deductions for tax and national insurance) and any bonus awarded shall be made quarterly, although the value form and timing of such award (if any) is entirely at the discretion of the Board. Award of bonus in any quarter should not give rise to an expectation of similar, or any, future bonus awards.

6.7	No reference in Clause 6.6, above to sums or amounts in pounds sterling shall be taken to confer on the Executive any entitlement to payments or awards in cash in any currency.
7.	EXPENSES
7.1

The Executive shall be reimbursed all out-of-pocket expenses properly and necessarily incurred in the performance of the duties of the Employment provided that the Executive shall provide the Company with such vouchers and other evidence of actual payment of such expenses as the Company may reasonably require.

8.	BENEFITS
8.1

During the term of the Employment the Executive shall be entitled to participate in all of the benefits offered by the Senior Executive position. Company management will recommend to the INFONXX, Inc. Board of Directors that you be granted a stock option (the “Stock Option”) entitling you to purchase up to 200,000 shares of INFONXX, Inc. Common Stock. Upon each one-year anniversary of the Commencement Date, 1/5 of the number of shares purchasable pursuant to the Stock Option shall vest. The Stock Option shall be exercisable at a price per share of $9.00 (U.S. Dollars). The grant of the Stock Option is subject in all respects to the approval of the INFONXX, Inc. Board of Directors and the terms of the Company’s Second Amended and Restated 1996 Stock Option Plan. Any references to the Executive being controlled by the U. S. employee “at will” or similar language of the Stock Option Plan or the Stock Option Agreement is specifically excluded from this Agreement and is not controlling.

8.2	There is not in force a contracting out certificate (issued in accordance with Chapter 1 of Part III of the Pension Schemes Act 1993) stating that the Employment is contracted out employment.
8.3

Executive will be given the option to participate in a defined contribution pension scheme with an employer contribution of 15% of Executive’s base salary. If Executive elects participation, he will be required to make a minimum contribution of 5% of his base salary to such pension scheme. Additionally, if Executive elects to participate, he will receive a death in service benefit of three times his annual salary as insurance cover.

8.4

Executive will be provided with the option to enroll in the Company’s medical insurance scheme. If Executive elects coverage, Company will pay the insurance premium for Executive, his spouse, and each of his dependents under the age of 21.

8.5	Executive will be responsible for any taxes incurred on benefits in kind.
9.	HOLIDAYS
9.1	The Executive shall be entitled to 25 days’ paid holiday per annum, excluding normal UK public holidays.
9.2

The Executive shall give reasonable notice of proposed holiday dates and such holiday dates must be agreed by the Company. The Executive may carry unused holiday entitlement forward to a subsequent Holiday Year, subject to the prevailing Company policy.

9.3

In the event the Employment is terminated during a Holiday Year the holiday entitlement in respect of that Holiday Year shall be the amount of entitled days’ paid holiday less any holiday taken between the start of the Holiday Year and the Relevant Date. Upon termination of the Employment the Executive shall:

9.3.1	be entitled to pay in lieu of any unused holiday entitlement unless the Employment is terminated by the Company for gross misconduct; or
9.3.2

be required to pay to the Company Salary received for holiday taken in excess of the Executive’s accrued company holiday entitlement. Any sums so due may be deducted from any money owing to the Executive.

9.4	The Company reserves the right to require the Executive to take any unused holiday entitlement during the Executive’s notice period, even if booked to be taken after the end of the notice period.
10.	INCAPACITY
10.1

If the Executive is absent from work by reason of Incapacity and his absence has not previously been authorized by the Company, the Executive shall inform the Company of the fact of his absence and the full reasons for it by 9.00 am on each working day of absence, until he shall have provided the Company with a medical certificate. If the Executive is absent from work due to Incapacity which continues for more than seven days (including weekends), he will provide to the Company a medical certificate by the eighth day of Incapacity. Thereafter, further medical certificates will be provided to cover any continuing period of absence. Immediately following any period of absence the Executive shall complete a self certificate form stating the dates and the reason for the absence, including details of Incapacity on non-working days, as required for calculation of Statutory Sick Pay.

10.2

The Executive shall continue to be paid during any absence from work due to Incapacity (such payment to be inclusive of any Statutory Sick Pay or social security benefits to which he may be entitled) for a total of up to 26 weeks. Thereafter the Executive shall continue to be paid salary at the discretion of the Company.

11.	INTELLECTUAL PROPERTY
11.1

It is acknowledged that the duties of the Executive under the Employment include at all times the development of products and services and considering in what manner and by what methods or devices the products and services of the Company (or any Group Company) may be improved in the best interests of the Company or any Group Company.

11.2

If the Executive makes, or if the Executive participates in making, any Invention, any design (whether registrable or not), or any work in which copyright and/or database right subsists and which relates to or is useful or might reasonably be expected to be useful to the Company or otherwise relevant to the business of the Company or of any Group Company, the Executive shall forthwith communicate written particulars thereof to the Company; and:

11.2.1

Any such Invention disclosed under this Section 11.2 shall belong to and vest in the Company. For the avoidance of doubt the Executive acknowledges that any such Invention shall be deemed made by the Executive in the course of the Employment under the terms of Section 39(1) Patents Act 1977 provided that nothing contained herein shall limit or restrict any rights of the Executive under the Patents Act 1977, in respect of any such Invention; and

11.2.2

For the avoidance of doubt any such design right, registered design, copyright or database shall be deemed created in the course of the Employment and any of the same, together with all copyright existing in any works created by the Executive in the Employment, shall vest in the Company absolutely under the terms of the Copyright, Designs and Patents Act 1988.

11.3

The Executive hereby irrevocably appoints the Company to be the Executive’s attorney in his name and on his behalf to sign or execute any document or do anything and generally to use the Executive’s name for the purpose of giving to the Company the full benefit of the provisions of this Section 11 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any document or act falls within the authority conferred by this Section shall be conclusive evidence that that is the case.

11.4

The provisions of this Section 11 shall survive termination of the Executive’s employment insofar as they relate to Inventions, information, designs and copyright works in which copyright and/or database right subsists and which were created before the Relevant Date.

12.	CONFIDENTIALITY/RESTRICTIONS

In consideration of the Employment the Executive agrees to be bound by the terms and conditions set forth in Schedule 2 and the Inventions and Conflict of Interests Agreement dated and executed on 27 May 2005.

13.	TERMINATION OF EMPLOYMENT
13.1	The Company may summarily terminate the Employment without notice or payment in lieu (but without prejudice to any other remedy or remedies which it may have against the Executive) if the Executive:
13.1.1	becomes bankrupt;
13.1.2	fails or neglects efficiently and diligently to carry out his duties hereunder or shall be guilty of any material or persistent breach of any of the terms of this Agreement; or
13.1.3	shall be guilty of serious misconduct or other conduct calculated or likely, in the opinion of the Company, to affect prejudicially the interests of the Company.
13.2	[original document does not include 13.2]
13.3

The normal retirement age for men and women employees of the Company is sixty-five. The Employment shall terminate automatically at the end of the month in which the Executive reaches the age of sixty-five.

13.4

The Company reserves the right at any time in its absolute discretion to make a payment of Salary together with any pension contributions or any other benefits, excluding bonus in lieu of all or any part of the Executive’s entitlement to notice.

14.	EFFECT OF TERMINATION
14.1

On serving or receiving notice of termination or upon summary termination of the Employment for any reason the Executive shall at the request of the Company without prejudice to any claim for damages or other remedy which either party might have against the other:

14.1.1	immediately resign from all offices and appointments held by him in or on behalf of the Company and/or any Group Company;
14.1.2

immediately deliver up to the Company all trade secrets and other confidential information and other property belonging to the Company and/or any Group Company which may be in the Executive’s possession and/or under the Executive’s control, including his mobile phone, security pass, Company car and laptop and the Executive shall not without the written consent of the Board retain any copies of any trade secrets and other confidential information; and

14.1.3

not attend at work and/or not perform all or any of his duties of Employment during all or part of the notice period (“Garden Leave”). Since he will remain employed by the Company during any period of Garden Leave, the Executive will continue to receive his Salary and any other contractual benefits, and to be bound by all the express and implied duties of the Employment.

15.	PRESCRIBED INFORMATION
15.1	The following information is given to supplement the information given in this Agreement in order to comply with the requirements of Part 1 of the 1996 Act:
15.1.1

If the Executive shall have a grievance relating to the Employment or is dissatisfied with any disciplinary decision relating to him he may apply in writing or in person to Robert Pines or any other Company appointed Executive.

15.1.2	There are no collective agreements that directly affect the terms and conditions of the Employment.
15.1.3	Subject to the terms of this Agreement, the Employment is intended to be permanent.
16.	PERSONAL INFORMATION
16.1

The Executive acknowledges that the Company will hold certain personal information about him including name, address, remuneration, benefits, insurance, work record, health and sickness records, holiday records and that this information may include information relating to the Executive’s health and next of kin. The Executive understands that the Company will use this information for personnel administration and management purposes and as required for the purposes of complying with its obligations under employment law. The Executive further understands that the information may be made available as necessary for these purposes to third parties, including other Group Companies, which may be located outside the European Economic Area. By entering into this Agreement the Executive confirms that he agrees to the collection and use of personal information in accordance with the terms of this Section 16.

17.	NOTICES
17.1

Any notice shall be duly served under this Agreement if in the case of the Company it is handed to a director of the Company or sent by first class post to the Company at its registered office for the time being and if in the case of the Executive it is handed to him or sent by first class post to him at his address specified in this Agreement or such other address as he may notify to the Company. A notice sent by first class post shall be deemed served on the second Business Day following the day of posting.

18.	MISCELLANEOUS
18.1

This Agreement contains the entire understanding between the parties concerning the duties of the Executive and the Employment. This Agreement shall be governed by English law and the parties submit to the exclusive jurisdiction of the English courts.

18.2

The Executive may not, without the prior written consent of the Company, accept any gift and/or favour of whatever kind from any existing or prospective client or other business contact of the Company.

IN WITNESS whereof the parties have executed this instrument as a deed on the date stated at the beginning of this document.

SIGNED and DELIVERED for and on behalf	)
of The Number UK Limited by	)
)
Director

Director

SIGNED AS A DEED and DELIVERED	)
by in the presence of:	)
	)	/s/ Mark Horgan

SCHEDULE I

Executive’s Duties

The Executive shall have the following responsibilities:

1.	develop and present an annual budget which shall be approved by the Board and which budget shall meet the revenue and earnings targets of the Board;
2.	meet or exceed the objectives, as outlined in the 2005 UK Budget and all subsequent budgets, in a manner consistent with corporate values and leadership expectations;
2.	develop and recommend new strategies to meet existing goals and objectives or recommend changes to existing strategies in order to enhance effectiveness as needed;
3.	delegate to subordinate corporate officers authority for administering activities and operations under their control;
4.	review reports and financial statements to determine if any policy changes are necessary due to changes in economic conditions;
5.	evaluate existing products and services offered by the Company and make recommendations that would make the Company’s products more marketable to better achieve the Company’s goals and objectives; and
6.	perform other duties as reasonably required by the Board from time to time.

SCHEDULE 2

1.	Confidentiality
1.1

The Executive recognizes that during the Employment he will have access to and come into contact with trade secrets and confidential information belonging to the Company and any Group Company. The Executive therefore agrees that the restrictions contained in this Schedule 2 are reasonable and necessary to protect the legitimate business interests of the Company and any Group Company both during the Employment and after the Relevant Date.

1.2	The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the Relevant Date directly or indirectly
(a)	use for his own purposes or those of any other person, company, business entity or other organization whatsoever; or
(b)	disclose to any person, company, business entity or other organization whatsoever;

any trade secrets or confidential information relating or belonging to the Company or any Group Company including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software EDAS, training manuals or information, or, any document marked “Confidential” (or with a similar expression), or any information which he has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Group Company in confidence by customers, suppliers and other persons.

1.3

The Executive shall not at any time during the continuance of the Employment make any notes or memoranda relating to any matters within the scope of the Company’s or any Group Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Group Company.

1.4

The obligations contained in Clauses 1.1 and 1.2 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come in to the public domain after the Relevant Date, other than by means of unauthorized disclosure.

2.	Post-Employment restrictions
2.1	The Executive agrees and undertakes that he shall not, whether alone or in concert with or for or on behalf of any other person or organization whatsoever (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), without the prior consent in writing of the Company:

2.1.1	For a period of 12 months immediately following the Relevant Date:
•	induce, or solicit or procure, any person who is a Company Employee, to leave employment with the Company or any Group Company;
•	be personally involved to a material extent in (a) the acceptance into employment, or (b) the engagement of the services of any person who is a Company Employee; or
•	hire any Company Employee.
2.1.2

at any time after the Relevant Date hold himself out as connected with (other than, where appropriate, as a continuing shareholder) or otherwise employed or engaged by the Company or any of its Group Companies.

2. 1.3

For a period of 12 months immediately following the Relevant Date induce or entice or procure any person who is a Company Employee to leave the Company or any Group Company’s employment (as applicable) or be materially involved in accepting into employment or otherwise engaging any person who is a Company Employee.

2.1.4	Within the UK for a period of 12 months immediately following the Relevant Date, directly or indirectly, be engaged, concerned or interested in:
•	any other business engaged in the provision of directory enquiry services; or
•

any project which is competitive with any project (whether of the Company or any of its Group Companies) with which the Executive was involved during his employment by the Company and which was being planned or undertaken by the Company or any of its Group Companies at the Termination Date or in the six months immediately prior to the Termination Date;

providing always that nothing in this Clause 2.1.4 shall prevent the Executive from holding or otherwise being interested in any shares or other securities of any company which are for the time being quoted on any recognised investment exchange (as defined by the Financial Services and Markets Act 2000) or in respect of which dealing takes place on the Alternative Investment Market of the London Stock Exchange, so long as the Executive’s interest is such shares or other securities does not extend to more than I% of the total amount of such shares and securities;

2.1.5

for a period of 12 months immediately following the Relevant Date, directly or indirectly, in connection with any business or project described in Clause 2.1.4 above, seek to procure orders from or do business with any Client or Prospective Client with whom or which the Company or any of its Group Companies from time to time has dealt in the course of its business during the period of 12 months preceding the Relevant Date;

2.2

The various provisions and sub-provisions of this Schedule are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this Schedule 2.

2.3

The Company contracts as trustee and agent for the benefit of its Group Companies and the Executive agrees that, if required to do so, he will enter into covenants in the same terms as those set out above with all or any such Group Companies.